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                                                                     EXHIBIT 12
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Computation of Ratio of Earnings to Fixed Charges

(unaudited--in millions, except ratios)
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
                                            Years ended December 31,
                                          --------------------------------
                                           2000    1999   1998  1997  1996
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                                           (B)            (B)   (B)
Income from continuing operations before
 income taxes and cumulative effect of
 accounting change                        $  946  $1,052  $493  $570  $693
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Fixed charges
  Interest costs                             135     123   152   166    98
  Estimated interest in rentals (A)           33      30    26    26    24
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Fixed charges as defined                     168     153   178   192   122
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Adjustments to income
  Interest costs capitalized                 (14)    (10)   (4)   (6)   (2)
  Losses of less than majority owned
   affiliates, net of dividends               (2)     (2)   --    --     8
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  Income as adjusted                      $1,098  $1,193  $667  $756  $821
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Ratio of earnings to fixed charges          6.54    7.80  3.75  3.94  6.73
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

(A) Represents the estimated interest portion of rents.
(B) Excluding the following significant unusual charges, the ratio of earnings to fixed charges was 8.24, 6.08, and 5.08 in 2000, 1998, and 1997, respectively.
  2000: $286 million charge for in-process research and development and acquisition-related costs.
  1998: $116 million in-process research and development charge, $178 million net litigation charge, $122 million exit and reorganization costs charge.
  1997: $220 million in-process research and development charge.

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